Exhibit 14.02

COPART, INC.

AMENDED AND RESTATED CODE OF BUSINESS CONDUCT

A Guideline for all Directors, Officers and Employees of Copart, Inc., its divisions, and its subsidiaries, regardless of location.

Adopted May 2004

Amended and Restated June 2007

Overview of the Code

Copart’s reputation for honesty and integrity is among our most important assets. The Copart Code of Business Conduct, which is referred to as the “Code” or “Code of Conduct,” is designed to provide you with a clear understanding of the conduct we expect from all our employees. The Code of Conduct applies to all directors, officers, and employees of Copart and its subsidiaries, who, unless otherwise specified, are referred to together in the Code as “employees.” In addition, consultants, contractors, and agents acting on behalf of Copart must review the Code and agree to be bound by its provisions as if they were employees.

You are required to review the Code carefully. All new employees of Copart must execute an acknowledgement stating that they agree to be bound by the Code. Current employees will be asked from time to time to provide the Human Resources Department with a similar acknowledgement. Failure to comply with the Code can and will result in disciplinary or enforcement action, which could include a termination of employment.

Purposes of the Code

We have adopted and implemented the Code to defer wrongdoing and promote the following:

•                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Full, fair, accurate, timely, and understandable disclosure in reports and documents we file with, or submit to, the Securities and Exchange Commission and in other public communications we make;

•                  Compliance with applicable governmental laws, rules, and regulations;

•                  Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                  Accountability for adherence to the Code.

Highlights of the Code

The most important principal embodied in the Code is that as an employee of Copart, you are our representative, and you must act on behalf of Copart in all circumstances with honesty and integrity and in conformity with all applicable laws and regulations. Key requirements of the Code include those listed below.

•              You must at all times conduct yourself and any business you are conducting on Copart’s behalf in compliance with all applicable laws or regulations.

•              You must avoid conflicts of interest or the appearance of conflicts of interest.

•              You must insure that every business or financial record that you prepare or are involved with, whether related to internal or external transactions, is prepared timely and accurately. You must never falsify any Copart document or business record or take any other action that distorts the true nature of any transaction.

•              If you are involved in preparation of our financial statements and reports or other public disclosures, you must use all reasonable efforts to ensure that all information and disclosures are full, fair, accurate, timely, and complete.

•              You may not use assets of Copart, including confidential information, for your personal business or benefit.

•              You must deal with our customers, suppliers, and other third parties with whom Copart has relationships, and with Copart’s competitors, fairly and at arm’s length and in compliance with all applicable laws, including those relating to competitive practices.

•              You must protect Copart’s proprietary information as well as the proprietary information of third parties that Copart may obtain and must not use any such information for your personal benefit.

•              You must never bribe or attempt to bribe or improperly influence a government official.

•              You must report violations or suspected violations of the Code, including requests by any other employee or colleague to violate the Code, or any threats or retaliation against someone who has reported a potential violation or who is cooperating in any investigation.

•              Violating the Code will result in disciplinary or enforcement action, which could include a termination of your employment.

Your Responsibilities

You are responsible for reading and understanding the Code. You must at all times comply with the Code, both in letter and in spirit. Ignorance of the Code will not excuse you from its requirements.

You are responsible for conforming your conduct to the Code. You must comply with the Code as well as other applicable policies of Copart. You will not be permitted to rely on technical arguments that an action was within the letter of the Code if it was clearly not within the spirit or intent of the Code.

You are responsible for seeking guidance if you have questions about the Code or if a circumstance or situation arises where you are uncertain as to whether an action is unethical or improper. Some situations may seem ambiguous. No Code of Conduct or other policy can address every circumstance. Copart encourages you to trust your instincts, as you will be responsible for your actions. In evaluating a situation, you should obtain all relevant facts, assess the responsibilities and roles of those involved, and use your own judgment and common sense to evaluate whether an action is unethical or improper. If you are uncertain, seek guidance. You may discuss with your manager any questions or concerns you have about the Code or other policies of Copart and whether or not any proposed course of conduct or dealing is appropriate. If for any reason you are uncomfortable discussing it with your manager, you should consult with appropriate personnel in the Human Resources Department or the Legal Department.

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You are responsible to assist Copart in enforcing the Code and to report potential violations. You should be alert to possible violations and must report them. The process for reporting possible violations is described in Section II of the Code.

This Code is not an express or implied contract of continued employment and does not create any contractual rights for any employee of Copart or its subsidiaries. All employees should understand that this Code does not modify their employment relationship, whether at will or governed by contract, except that the employee’s compliance with the Code will be deemed a condition of continued employment with Copart.

Copart reserves the rights to amend, alter or terminate this Code, or to rescind any waiver or consent granted hereunder, at any time and for any reason.

The policies in this Code do not constitute a complete list of Copart policies or a complete list of the types of conduct that can result in disciplinary action, including a termination of employment.

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COPART, INC

CODE OF BUSINESS CONDUCT

I.              GENERAL GUIDELINES

The policies and guidelines established in the Code of Conduct apply to every employee and board member of Copart, Inc. and its subsidiaries. References to Copart will be deemed to include any subsidiary, and unless otherwise specified, references to “employees” will be deemed to include all officers and directors of Copart, all members of our management, and any other employee, whether full or part-time. Consultants, contractors, and other persons or companies acting as agents of Copart must also agree to comply with the Code as if they were “employees.” In other words, no employee, officer, director, consultant, contractor, or agent of Copart will be exempt from obligations under the Code.

We intend to uphold the highest professional standards in our operations and expect that every employee and board member of Copart, as well as those with whom we do business, will adhere to the standards established in this Code of Conduct. This Code is not intended to be a complete list of the legal or ethical questions an employee of Copart may face in the course of business. We expect each employee to act at all times honestly and ethically and in compliance with applicable laws and regulations. Employees are expected to exercise good judgment and, when uncertain about this Code or any specific conduct, circumstance, or issue, to seek guidance from their managers or appropriate personnel in the Legal Department and/or Human Resources Department.

Every employee is required to know and to understand the Code of Conduct, and every employee will be individually responsible for his or her actions. No employee has any authority to require any other person to violate the Code of Conduct. Any attempt to direct or influence any employee, customer, or supplier of Copart to violate the Code of Conduct in any respect will itself be deemed a serious violation of the Code. Copart’s managers, in particular, set an example for other employees. We expect each manager to know and understand the Code of Conduct, not only as it applies to him or her individually, but also as it applies to any person under his or her supervision.

Copart has a responsibility to its employees, customers, suppliers, shareholders, and the communities in which it conducts business to ensure that its operations are conducted honestly and with integrity and that they comply with all applicable laws and regulations. The central principal of our Code of Conduct is as follows:

Each of our employees is a representative of Copart and, as such, will act on behalf of Copart in all circumstances with honesty and integrity and in conformity with all applicable laws and regulations.

II.            ACCOUNTABILITY AND REPORTING; IDENTIFYING VIOLATIONS

Reporting Procedures

We expect employees to assist Copart in enforcing the Code of Conduct and to report possible violations to appropriate personnel. Violations may occur as a result of someone’s intentional act or, in some cases, because of an unintentional act, oversight, or error. Employees should report suspected violations regardless of whether they believe the violation is or was intentional. Suspected violations should be reported to either of the following at Copart’s principal executive offices located at 4665 Business Center Drive, Fairfield, CA 94534 (telephone: (707) 639-5000):

•              Copart’s General Counsel, Paul Styer; or

•              Copart’s Senior Vice President of Human Resources, Tom Wylie.

If an employee has concerns relating to Copart’s accounting, internal controls, auditing matters, financial record keeping, or public disclosures, including any violation of the provisions of the Code described under Section IV (Financial Records and Public Disclosure), he or she should also notify the Audit Committee of Copart’s Board of Directors by sending a letter to its Chairman, Steve Cohan, c/o Copart, Inc., 4665 Business Center Drive, Fairfield, California 94534. You may also notify the Audit Committee by sending an email to an internal Audit Committee email address that is available to all Copart employees. Email notifications to the internal Audit Committee link will be delivered directly to members of the Audit Committee.

If an employee has concerns about anonymity, we encourage him or her to send an anonymous letter via mail to the personnel identified above, outlining the concerns and suspected violation and providing as much detail as possible to permit, if appropriate, an investigation into the issues raised. In addition, an employee should review Copart’s Complaint Procedures for Accounting and Auditing Matters, which is available on Copart’s internal and external websites.

To the extent reasonably possible, Copart will preserve a reporting person’s anonymity in connection with any investigation of a suspected violation. It is against Copart policy and this Code to retaliate in any manner, including harassment or threats, against any person who has in good faith reported a suspected violation of this Code or any other Copart policy.

Identifying Violations

To assist employees in the day-to-day monitoring of our business conduct, the following is a partial list of facts or circumstances that could suggest a violation of the Code. This list is not exhaustive but provides examples of situations that employees should avoid and that should be reported.

•                  Improper or excessive payments relating to inaccurate or misleading time sheets, expense reports, billing records, or similar documents;

•                  Improper or excessive payments to agents, consultants, or professional service providers, particularly where the service providers are new or unknown to Copart and have not been adequately investigated or have not signed contracts or letters of engagement as required by Copart’s policies, or where an association between Copart and the third party would be embarrassing if exposed;

•                  Improper or excessive payments for “miscellaneous expenses” not properly categorized;

•                  Payroll-related expenditures, bonuses, awards, and gifts given to or by Copart employees without proper approval and adequate documentation;

•                  Payments made in cash or checks drawn to cash, or bearer or bank accounts or other property not titled in the name of Copart or a subsidiary of Copart;

•                  Any payment or transfer to, or deposit with the bank account of, an individual or intermediary rather than the individual or company with which we are doing business;

•                  Payments or billings made, or fees collected or paid, that are greater or less than normal payments, billings, or fees for the services provided or received and made at the request of a supplier or customer; or any payment made or received in an amount greater or less than, or for purposes other than, as described in supporting documentation;

•                  Unusual transactions occurring with non-functional, inactive, or shell subsidiaries or involving undisclosed or unrecorded assets or liabilities; and

•                  Any employment, consulting, or business relationship between a Copart employee and another company, especially in a business that is the same as or related to Copart or any subsidiary of Copart.

III.           CONFLICTS OF INTEREST

An employee’s personal activities and relationships must not conflict, or appear to conflict, with those of Copart. An employee’s decisions and actions in the course of employment should be based on the best interests of Copart, not based on his or her own personal relationships or business and financial interests.

We expect each employee to evaluate his or her personal relationships and activities to determine whether a conflict exists or could appear to exist and to avoid such relationships and activities. Common conflicts arise through the employment or business activities of a spouse, significant other, or other relative or through personal or business relationships through which an employee or a spouse, significant other, or relative may have a personal or economic relationship. Any situation where it may be difficult for an employee to perform his or her work impartially, objectively, or effectively and in the best interests of Copart could suggest that a conflict exists.

Each employee is required to disclose immediately to a supervisor, the Legal Department, or the Human Resources Department if he or she becomes aware that any personal relationship or business or financial interest conflicts, or may appear to conflict, with those of Copart. Supervisors with concerns that any actual or suspected conflict, whether their own or related to a reporting employee, would violate the Code should contact the Legal Department or Human Resources Department.

Employee Conflicts

Conflicts arise in numerous situations, and it is not possible to categorize every potential conflict. Again, the employee is responsible to evaluate these situations and confer with his or her supervisor or legal or human resources personnel.  Conflicts such as those relating to an employee’s work schedule, duties, and responsibilities are specifically described in the employee handbook. In connection with the Code, we have also adopted the following conflicts policies relating to business or financial interests of employees (for the following purposes, “employee” does not include non-employee directors of Copart):

•                  Employees may own up to 1% of the stock of a competitor, customer, or supplier without obtaining prior approval so long as the stock is publicly traded and the employee has no discretionary authority in dealing with the competitor, customer, or supplier. If the employee proposes to purchase more than 1% of the stock of a competitor, customer, or supplier, if the company is not publicly traded, or if the employee has discretionary authority in dealing with the competitor, customer, or supplier, then the stock may only be purchased with the prior approval of the General Counsel or, in the case of any officer, the prior approval of the Audit Committee of the Board of Directors.

•                  Employees must disclose any financial interest they may have in a transaction between Copart and a third party, and that interest must be approved by the General Counsel prior to the transaction or, in the case of an officer, by the Audit Committee. If the financial interest relates solely to the fact that a spouse or other relative works at the third party, then for employees other than officers, no prior approval will be required unless the employee deals with the supplier or customer, or the spouse or significant other or other relative deals with Copart or any subsidiary of Copart. Nevertheless, the employee must still disclose to his or her supervisor the potential interest in any proposed transaction of which he or she has knowledge.

•                  No employee may directly or indirectly exploit for personal gain any opportunities that are discovered through the use of corporate property, information, or position unless the opportunity is fully disclosed in writing to the Board of Directors and the Board of Directors declines to pursue the opportunity.

•                  Loans from Copart to any director or officer of Copart or any relative of any officer or director are prohibited. Loans to any other employee or employee relative must be approved in advance by the Board of Directors or a designated committee (excluding travel advances and similar payments made in connection with Copart’s business expense reimbursement policies).

•                  No employee may perform services as a director, employee, agent, or contractor for any competitor of Copart.

•                  No employee may perform any services as a director, employee, agent, or contractor for any customer, supplier, or any other entity that has a business relationship with Copart, without the prior approval of the General Counsel or, in the case of any officer of Copart, the prior approval of the Audit Committee.

•                  Employees may on their own time serve as officers, directors, or consultants to businesses that are not competitors, customers, or suppliers of Copart, but any service must be disclosed to and approved by the employee’s supervisor or, in the case of an officer, disclosed to and approved by the Audit Committee. In addition, such service must not otherwise interfere with the employee’s responsibilities to Copart. Notwithstanding the foregoing, employees may serve on boards of charitable organizations or educational, political, community, or religious institutions so long as such service does not otherwise create a conflict of interest or interfere with responsibilities to Copart.

•                  No employee may serve on the decision-making or rule-making panel of any local, regulatory or advisory body of any governmental entity whose rules or decisions have application to Copart’s business activities, without the prior approval of the Audit Committee. Employees may serve in an elected or appointed public office, however, so long as the position does not create or appear to create a conflict of interest and does note interfere with the employee’s responsibilities to Copart.

The foregoing list of conflicts is not exclusive, and other situations or circumstances that are not listed could give rise to conflicts. It is the responsibility of each employee to identify potential conflicts and consult with his or her supervisor or other appropriate personnel concerning conflicts.

Copart may, in its sole and absolute discretion, rescind any approval granted with respect to an actual or potential conflict of interest if for any reason Copart determines it to be in the best interests of the company.

Additional Conflict Provisions Relating to Non-Employee Directors

Members of Copart’s Board of Directors who are not also employees have special responsibilities to Copart but are also prominent individuals with substantial other responsibilities. Members of the Board will be required to disclose to other directors any personal, financial, business, or other economic interest they may have in any transaction submitted for approval by the Board and must recuse themselves from participating in any decision in which there exists a conflict of interest between their personal interests and the interests of Copart. Each non-employee director must promptly inform Copart if he or she performs services as a director, employee, consultant, contractor, or agent for any customer, supplier, or other third party with whom Copart has a business relationship. No non-employee director may serve as a director, employee, consultant, contractor, or agent for any competitor of Copart.

IV.           FINANCIAL RECORDS AND PUBLIC DISCLOSURE

Every Copart financial record — including time sheets, sales records, expense reports, books and ledgers, and other financial data and records — must be accurately and timely prepared and must be prepared in accordance with all applicable laws, principles, and standards. The integrity of our financial transactions and records is critical to the operation of our business and to maintaining the confidence and trust of our shareholders, customers, suppliers, and employees.

General Principles Applicable to All Employees

Each employee having any responsibility for, or involvement in, financial reporting or accounting must have an appropriate understanding of relevant accounting and financial reporting principles, standards, laws, rules, and regulations as well as Copart’s financial and accounting policies, controls, and procedures.  Even employees not directly involved in financial reporting or accounting will likely come into contact with financial records or reports or with other documents on which employees preparing financial statements will depend. These may include vouchers, time sheets, invoices, or expense reports. We expect every employee, regardless of his or her familiarity or involvement with finance or accounting matters or principal job responsibilities or functions, to use all reasonable efforts to ensure that every business record or report with which he or she deals is accurate, complete, reliable, and timely submitted.

Each employee is specifically required to use all reasonable efforts to ensure the following provisions of the Code are satisfied:

•                  All transactions must be recorded and classified in the proper accounting period and in the appropriate account and department. Delaying or prepaying invoices to meet budget goals is a violation of the Code.

•                  No employee may falsify any document or distort the true nature of any transaction.

•                  All transactions must be supported by complete and accurate documentation.

•                  Any information or statement in any report, filing, certification, application, or similar document that Copart may submit to any governmental authority or entity must be full, fair, accurate, timely, and complete.

•                  Employees must cooperate fully with any investigation into the accuracy, completeness, and timeliness of Copart’s financial records.

•                  To the extent estimates and accruals are required to be made in Copart’s reports and records, employees involved with such estimates and accruals will base them on good faith judgments supported by appropriate documentation.

•                  No payment may be made to any supplier, vendor, or other person, other than the person or firm that actually provided goods or services to Copart, unless the payment is approved in advance by the General Counsel and Chief Financial Officer.

Employees Controlling Copart Funds

Every employee of Copart is personally responsible for all Copart funds over which he or she exercises control. No employee may allow any agent or contractor of Copart to exercise control over any funds of Copart without the prior approval of the General Counsel and Chief Financial Officer.

Dealing With Auditors

Our auditors have a duty to review our records in a fair and accurate manner. All employees must cooperate fully with independent and internal auditors in good faith and in accordance with law. No employee may fraudulently induce, or influence, coerce, manipulate, or mislead, our independent or internal auditors regarding any financial record, process, control, procedure or other matter.

Public Communications and Reports

Copart files reports and other documents with the Securities and Exchange Commission, the Nasdaq National Market, and other governmental and regulatory agencies. In addition, from time to time, Copart makes other public announcements, such as issuing press releases.

Employees involved in the preparation of these reports, documents, or announcements are expected to use all reasonable efforts to ensure that Copart’s disclosures are complete, accurate, objective, relevant, timely and understandable. In addition, employees are expected to comply with Copart’s disclosure controls and procedures, which are designed to ensure full, fair, accurate, timely and understandable disclosure in our public reports and communications.

If an employee believes that any public disclosure by Copart is materially false or misleading, or if any employee becomes aware of material information that he or she believes should be disclosed to the public, he or she should bring the information to the attention of the General Counsel and the Audit Committee. An employee should take similar action if he or she believes that questionable accounting or auditing conduct or practices have occurred or are occurring. Employees who are concerned about questionable accounting or audit conduct should refer to the Complaint

Procedures for Accounting and Auditing Matters, which is available on Copart’s internal and external websites.

Maintaining and Managing Documents and Records

Copart is required by applicable laws to retain certain records and documents and to follow specific guidelines in managing its records and documents. Records may include paper documents, emails, compact disks, computer hard drives, floppy disks, and other means of recording and storing information.

Employees who learn of any actual or threatened litigation or government investigation must immediately inform the General Counsel and should immediately take all reasonable action to prevent any destruction or alteration of related records or documents. The General Counsel or other personnel in the legal department will notify the reporting employee and other appropriate employees if a “legal hold” is to be placed on records for which they are responsible. A legal hold suspends all document destruction procedures in order to preserve appropriate records. If a legal hold is placed on records for which an employee is responsible, the employee must preserve and protect the necessary records in accordance with instructions from the Legal Department. Any destruction, alteration, modification, or mutilation of records subject to a legal hold, including all supporting documents, is a severe violation of the Code and could subject responsible employees to termination as well as to civil and criminal liabilities. A legal hold remains effective until officially released in writing by the Legal Department.

Intentional Misconduct

Intentional misrepresentations of the Company’s financial performance or any other action by an employee that intentionally compromises the integrity of Copart’s reports (financial or otherwise), records, or public disclosures is a specific and extremely severe violation of this Code. Any violation of this Code arising from an intentional misrepresentation, including failure to report potential misrepresentations by others, will be viewed as severe misconduct and will be subject to severe penalties, including termination of employment. Examples of such intentional misconduct would include, but are not limited to, the following:

•              Reporting any information or entering any information in Copart’s books, records, or reports that fraudulently or intentionally hides, misrepresents, or disguises the true nature of any financial or non-financial transaction;

•              Establishing any undisclosed or unrecorded fund, account, asset, or liability for any improper purpose;

•              Entering into any transaction or agreement that accelerates, postpones, or otherwise manipulates the accurate and timely reporting of revenues and expenses;

•              Intentionally misclassifying transactions as to accounts, business units, or accounting periods;

•              Intentionally destroying or altering any document or record that employee has been notified is subject to a legal hold; or

•              Knowingly assisting others in any of the above or threatening, coercing, or persuading others to participate in any of the above.

V.            WORKING WITH CUSTOMERS, SUPPLIERS, AND COMPETITORS

Copart expects employees to respect the rights of, and deal fairly and in compliance with all applicable laws with, our customers, suppliers, business partners, other third parties with whom we have relationships, and competitors. No employee may take unfair advantage of anyone through misrepresentation or any unfair business practice. The competitive activities of Copart employees must encourage free and fair competition and may not violate any law relating to competition.

Gift and Entertainment Policies

Exchanges of gifts and entertainment with customers and suppliers are not prohibited, but Copart expects all employees to comply with the following general principles:

•                  Employees may not accept lavish gifts or entertainment from customers or suppliers. Determining whether gifts or entertainment are excessive is a matter of individual judgment. Modest gifts would generally be acceptable but more expensive gifts would not. If you are uncertain, you should seek prior approval from your supervisor.

•                  Gifts and entertainment provided to our customers, potential customers, and suppliers must support the legitimate business interests of Copart and should be reasonable and appropriate under the circumstances. Employees should be sensitive to and always comply with the specific rules of our customers and suppliers with respect to gifts and entertainment. Employees should consult with and obtain prior approval from their supervisor if any gifts or entertainment that they intend to provide to a customer, potential customer, or supplier is not typical or consistent with Copart’s general practices.

Special restrictions apply when dealing with government employees. See Section VI, “Working With Governmental Entities.”

Free and Fair Competition

Copart’s policies require employees to compete lawfully in the marketplace. Our commitment to fairness includes respecting the rights of our competitors to compete lawfully and abiding by all applicable laws in the course of competition. Every jurisdiction in which Copart operates has well-developed bodies of law designed to encourage free and fair competition. These laws are far reaching and regulate our relationships with customers, suppliers, business partners, and competitors. Competition laws address issues of pricing practices, discounting, terms of sale, special allowances, exclusive relationships, competitive restrictions, and many other practices. Employees must comply with all such laws and are expected to contact the Legal Department to obtain appropriate guidance on issues relating to competitive practices.

VI.           WORKING WITH GOVERNMENTAL ENTITIES

Conducting business with governments and governmental entities is not the same as conducting business with private parties. Special rules govern our business and other dealings with governments, governmental agencies and employees, or any public officials whether at the municipal, county, state, provincial, or federal level and whether in the United States, Canada, or the United Kingdom, where we currently have operations, or any other foreign country. Employees should consult with Copart’s legal department to be certain that they are aware of any such rules.

Improper Payments; Limitations on Gifts

Normal business courtesies in the commercial marketplace may, in the governmental marketplace, be construed as a bribe, kickback, or illegal attempt to influence a discretionary decision of a governmental entity or employee or a public official. Copart prohibits employees from making any cash payment, or offering to do so, to any public official or governmental employee, regardless of value. Anything of value other than cash provided to any governmental entity or employee or public official must be made in strict compliance with applicable laws and the provisions of Copart’s policy relating to interactions with governmental entities and personnel. Copart’s policies will be made available on the internal website or through the Office of the General Counsel.

Requests by Regulatory Authorities

All employees must cooperate with governmental inquiries and investigations in accordance with law. In order to protect the legal rights of Copart, any government request for information, documents, or investigative interviews must be referred to the General Counsel. Employees are expected to work with the Legal Department in responding to such requests. This policy should not be construed, however, to prevent any employee from disclosing information to any government or law enforcement agency, where the employee has reasonable cause to believe that the information discloses a violation of, or noncompliance with, any applicable statute or regulation.

Political Contributions

Numerous legal requirements restrict political activity and contributions by corporations. No assets of Copart, including company funds, work time, or company premises and equipment, may be used for, or contributed to, any political campaign or activity except in strict compliance with applicable laws and the provisions of Copart’s policy relating to political activity and campaign contributions. Copart’s policies will be made available on the internal website or through the Office of the General Counsel.

Trade Restrictions

Copart and its employees must comply with all applicable trade restrictions and boycotts imposed by the U.S. government. If an employee has any questions or concerns about these restrictions, he or she should contact the Legal Department.

International Business/Foreign Corrupt Practices Act

Special care must be taken to identify and accommodate the differences between international markets and those in the United States. Local customs and practices with regard to business and social dealings vary from country to country. Our policy is to comply with all laws that apply in the countries where we do business. In countries where common business practices might be less restrictive than those outlined in the Code of Conduct, our employees must comply with the Code.

The Foreign Corrupt Practices Act and other U.S. laws prohibit the payment of any money or anything of value to a foreign official, foreign political party (or official thereof), or any candidate for foreign political office for purposes of obtaining, retaining, or directing business. These restrictions also apply to consultants and agents acting on our behalf. As a company and as employees, we must strictly abide by these laws. Any violations or any solicitations to violate these laws must be reported to the Legal Department immediately.

VII.         PROTECTING PROPRIETARY INFORMATION AND ASSETS

Each employee is responsible for the proper use of Copart’s assets, and each employee is obligated to safeguard Copart’s confidential and proprietary information, which may include confidential and proprietary information of third parties such as customers or suppliers that has been provided to Copart in connection with existing or proposed business relationships with Copart.

Use of Company Assets

Copart’s assets are meant for Copart’s use and not for the personal use of employees. Our assets include employees’ time at work and employees’ work product, our equipment and vehicles, computers and software, company information, trademarks, our corporate name, and other tangible and intangible properties. Once again, this is an area where we expect employees to use good judgment. Occasional personal phone calls that do not interfere with an employee’s job performance and non-material personal use of corporate assets are generally permissible. Theft or deliberate misuse of Copart’s properties or assets, including using Copart assets for the financial benefit of anyone other than Copart, are violations of the Code and may result in termination and criminal prosecution.

Copart Proprietary Information

Employees must not share any confidential or nonpublic information relating to Copart with anyone outside Copart, except where disclosure is required for legitimate business purposes and appropriate steps have been taken to prevent misuse of the information, such as obtaining a non-disclosure agreement with the other party. Employees have an obligation to use reasonable efforts to safeguard all such information. Confidential and nonpublic information includes, among other things, financial data and projections; trade secrets; information regarding corporate developments such as business strategies, acquisition plans, divestitures, major contracts, financing transactions, or management changes; and any other non-public information relating to employees, customers, suppliers, or third parties.

Employees must also use reasonable efforts to protect the confidential and nonpublic information of other employees, customers, suppliers, and third parties with whom we have business relationships. In many instances, disclosure may be prohibited not only by corporate policies but also by applicable privacy or other laws.  In other cases, Copart may be contractually obligated to protect the information.

In cases where disclosing nonpublic information may be required or necessary, employees should consult with the Legal Department.

Insider Trading

Trading in stock or securities of Copart or other companies based on nonpublic information obtained through an employee’s work at Copart, or providing nonpublic information to others so that they may trade, is illegal and a violation of this Code.  The penalties that may result from insider trading are severe and include criminal sanctions.

In addition, all employees of Copart are subject to Copart’s Insider Trading Policy. Employees should review the Insider Trading Policy carefully. This Policy is available on Copart’s internal website. Among other provisions, the Insider Trading Policy prohibits trading in Copart securities during certain “black-out” periods, typically falling at the end of each fiscal quarter, and during any other period where an employee may be in possession of material nonpublic information relating to Copart.

Acquisition of Information Concerning Third Parties/Software

We routinely acquire information about individuals and other companies and businesses through lawful and appropriate means, such as obtaining information available in the public domain or receiving information lawfully from the owner or subject of the information or their authorized representative. No employee may acquire any information about competitors, customers, suppliers, or any other companies, businesses, or individuals through any illegal or improper means, however. Examples of improper means would include receiving information that was illegally or improperly acquired, such as through “industrial espionage,” or receiving confidential information about a company or business from present or former employees who are not authorized to disclose it. Employees are further prohibited from misusing, or otherwise taking without appropriate consent, the trademarks, copyrights, patents, trade secrets, or other intellectual property rights of any individual, company, or organization, including our customers, suppliers, and business partners. If you are offered proprietary information under suspicious circumstances or if you have questions about the propriety of your possession of third party confidential information or your use of third party intellectual property rights, please consult the Legal Department.

The computer software we license or otherwise acquire from software vendors is an intellectual property asset of the vendor. Our license agreements typically prohibit copying any programs and restrict use of the software to a specified computer. Employees are prohibited from copying any Copart software or using it on a different computer other than the one on which it was installed. Only members of Copart’s Information Services Department are authorized to install, copy, or transfer any software on Copart computers, and employees should contact them with any questions or issues.

VIII.        ADMINISTRATION AND ENFORCEMENT

Distribution and Application

The Code applies to all directors, officers, and employees of Copart and its subsidiaries, and a copy of the Code will be distributed to all employees promptly after its approval by the Board of Directors. All new employees of Copart must execute an acknowledgement confirming that they have read the Code and they understand and agree to comply with its provisions. Existing employees will be asked from time to time to provide the Human Resources Department with a similar acknowledgement. In addition, any agent, consultant, government official, or government employee who is retained by Copart for any purpose should receive a copy of the Code and understand its requirements. Agents and consultants acting on Copart’s behalf will be required, as part of their engagement or consulting agreements with Copart, to agree to be bound by the terms of the Code.

Failure to read the Code or to sign an acknowledgement form does not excuse any person from the requirements of the Code.

Approvals and Waivers

Any approval required under the Code and made with respect to any employee, consultant, contractor, or agent by the General Counsel, the Chief Financial Officer, or any employee supervisor shall be in writing. Any person providing such an approval shall promptly deliver a copy to the General Counsel and the Senior Vice President of Human Resources. Any waiver of the application of any provision of this Code with respect to any employee, consultant, contractor, or agent must be in writing and approved by the General Counsel and the Chief Financial Officer.

Any approval required under this Code with respect to the Chief Executive Officer, Chief Financial Officer, or any other officer or director of Copart shall be in writing and must be approved by the Board of Directors or its designated committee. Any waiver of the application of any provision of this Code with respect to the Chief Executive Officer, Chief Financial Officer, or any other officer or director of Copart shall also be in writing and must be approved by the Board of Directors or its designated committee. Waivers of the application of any provision of this Code with respect to any officer or director must be promptly disclosed to the extent required by applicable law or regulation (including the rules and regulations of the Securities and Exchange Commission or the Nasdaq National Market).

Copies of all approvals or waivers will be maintained by Copart and made available to auditors or investigators.

Monitoring Compliance

Violations of the Code should be reported as provided in Section II of the Code.

It is against Copart policy, and a specific violation of the Code, to retaliate against any person for good faith reporting of violations of applicable law, the Code, or any other employee policy of Copart. Any reprisal, threat, retribution, or other form of retaliation, including harassment, against any such person, or against any person who is assisting in an investigation or process relating to a violation or suspected violation, is strictly prohibited.

Investigations

The Board of Directors or its designated committee will be responsible for investigating violations and determining appropriate disciplinary action for matters involving members of the Board of Directors or any officers of Copart. The Board or its designated committee may designate others to conduct or manage investigations on its behalf and to recommend disciplinary action.

Subject to the Board’s general authority to administer the Code, day-to-day responsibility for administering the Code, investigating violations of the Code, and determining corrective and disciplinary action as they relate to employees who are not officers or directors and to consultants, agents, and contractors will rest with the General Counsel and the Chief Financial Officer. The General Counsel and Chief Financial Officer may designate others to conduct or manage investigations on their behalf and to recommend disciplinary action. The General Counsel and Chief Financial Officer will periodically report Code violations and corrective actions taken to the Board of Directors or its designated committee. The Board of Directors or any designated committee reserves the right to investigate violations and determine appropriate disciplinary actions on its own or to designate others to do so in place of, or in addition to, the General Counsel and Chief Financial Officer.

Copart will promptly investigate suspected violations. If Copart determines that evidence of a violation exists, Copart will notify the individual subject to investigation. During the conduct of any investigation, Copart may suspend, with or without pay, any person suspected of violating the Code. Copart will follow local grievance procedures in jurisdictions where such procedures apply.

Disciplinary Action

Copart strives to impose discipline for Code violations that fits the nature and particular facts of the violation. In determining what disciplinary action is appropriate, Copart will consider all relevant information, including the nature and severity of the violation, any history of warnings or prior violations, whether the violation appears to have been intentional or inadvertent, and whether the violator reported his or her own misconduct. Copart will strive to enforce the Code in a consistent manner while accounting for all relevant information.

For purposes of any investigation or disciplinary action, technical defenses that conduct was not expressly prohibited by the Code or that the conduct fell within the letter of the Code will not be accepted where the conduct was clearly not within the spirit of the Code. Similarly, Copart is unlikely to give significant weight to arguments that an employee did not understand the Code. Each employee is required to consult with appropriate personnel in any circumstance where he or she does not understand the Code or its application to a particular situation.

Disciplinary actions may include, at Copart’s sole discretion, oral or written reprimand, suspension or immediate termination of employment or business relationship, or any other disciplinary action or combination of disciplinary actions as deemed appropriate to the circumstances. A record of the disciplinary action will be retained in the employee’s personnel file.

Where Copart has suffered a loss resulting from a violation of the Code, it may elect to pursue remedies against the individuals or entities responsible. Violations of this Code also may subject violators to civil or criminal prosecution, and Copart will report violators to appropriate authorities and cooperate with authorities in any related investigation or proceeding.